Exhibit 99.1

Press Release

COSTCO WHOLESALE CORPORATION REPORTS THIRD QUARTER AND YEAR-TO-DATE

OPERATING RESULTS FOR FISCAL 2019

ISSAQUAH, Wash., May 30, 2019 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the third quarter (twelve weeks) and the first thirty-six weeks of fiscal 2019, ended May 12, 2019.

Net sales for the quarter increased 7.4 percent, to $33.96 billion, from $31.62 billion last year. Net sales for the first thirty-six weeks increased 8.3 percent, to $102.90 billion, from $95.02 billion last year.

Comparable sales for the third quarter and year-to-date periods ended May 12, 2019, were as follows:

	12 Weeks	12 Weeks	36 Weeks	36 Weeks
		Adjusted*		Adjusted*
U.S.	7.0%	5.5%	8.5%	6.9%
Canada	1.3%	5.1%	1.1%	5.5%
Other International	1.7%	6.9%	2.1%	5.8%

Total Company	5.5%	5.6%	6.6%	6.5%

E-commerce	22.0%	19.5%	24.7%	23.9%

*	Excluding the impacts from changes in gasoline prices, foreign exchange, and a previously disclosed accounting change concerning revenue recognition (ASC 606).

Net income for the quarter was $906 million, or $2.05 per diluted share, compared to $750 million, or $1.70 per diluted share, last year. Net income for the thirty-six weeks was $2.56 billion, or $5.79 per diluted share, compared to $2.09 billion, or $4.74 per diluted share, last year. This year’s third quarter benefitted from a non-recurring tax item of $73 million, or 16 cents per diluted share.

Costco currently operates 773 warehouses, including 536 in the United States and Puerto Rico, 100 in Canada, 39 in Mexico, 28 in the United Kingdom, 26 in Japan, 16 in Korea, 13 in Taiwan, 11 in Australia, two in Spain, and one each in Iceland and France. Costco also operates e-commerce sites in the U.S., Canada, the United Kingdom, Mexico, Korea, and Taiwan.

A conference call to discuss these results is scheduled for 2:00 p.m. (PT) today, May 30, 2019, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. In some cases forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “likely,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including

Press Release

exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (generally including health care costs), energy and certain commodities, geopolitical conditions (including tariffs), the ability to remediate material weaknesses in internal control, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date that they are made, and the Company does not undertake to update them, except as required by law.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203

Bob Nelson, 425/313-8255

David Sherwood, 425/313-8239

Josh Dahmen, 425/313-8254

Press Release

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended		36 Weeks Ended
	May 12, 2019	May 13, 2018	May 12, 2019	May 13, 2018
REVENUE
Net Sales	$33,964	$31,624	$102,903	$95,020
Membership fees	776	737	2,302	2,145

Total revenue	34,740	32,361	105,205	97,165
OPERATING EXPENSES
Merchandise costs	30,233	28,131	91,576	84,481
Selling, general and administrative	3,371	3,155	10,310	9,613
Preopening expenses	14	8	45	37

Operating income	1,122	1,067	3,274	3,034
OTHER INCOME (EXPENSE)
Interest expense	(35)	(37)	(105)	(111)
Interest income and other, net	36	41	104	70

INCOME BEFORE INCOME TAXES	1,123	1,071	3,273	2,993
Provision for income taxes	207	309	679	867

Net income including noncontrolling interests	916	762	2,594	2,126
Net income attributable to noncontrolling interests	(10)	(12)	(32)	(35)

NET INCOME ATTRIBUTABLE TO COSTCO	$906	$750	$2,562	$2,091

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$2.06	$1.71	$5.83	$4.77

Diluted	$2.05	$1.70	$5.79	$4.74

Shares used in calculation (000’s):
Basic	439,859	438,740	439,767	438,576
Diluted	442,642	441,715	442,565	441,383

Press Release

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in millions, except par value and share data)

(unaudited)

Subject to Reclassifications

	May 12, 2019	September 2, 2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,013	$6,055
Short-term investments	1,154	1,204
Receivables, net	1,704	1,669
Merchandise inventories	11,304	11,040
Other current assets	1,110	321

Total current assets	22,285	20,289

PROPERTY AND EQUIPMENT
Land	6,310	6,193
Buildings and improvements	16,644	16,107
Equipment and fixtures	7,858	7,274
Construction in progress	1,412	1,140

	32,224	30,714
Less accumulated depreciation and amortization	(11,749)	(11,033)

Net property and equipment	20,475	19,681

OTHER ASSETS	992	860

TOTAL ASSETS	$43,752	$40,830

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$11,331	$11,237
Accrued salaries and benefits	2,888	2,994
Accrued member rewards	1,160	1,057
Deferred membership fees	1,761	1,624
Current portion of long-term debt	1,699	90
Other current liabilities	3,993	2,924

Total current liabilities	22,832	19,926
LONG-TERM DEBT, excluding current portion	4,799	6,487

OTHER LIABILITIES	1,301	1,314

Total liabilities	28,932	27,727

COMMITMENTS AND CONTINGENCIES
EQUITY
Preferred stock $0.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.01 par value; 900,000,000 shares authorized; 439,811,000 and 438,189,000 shares issued and outstanding	4	4
Additional paid-in capital	6,307	6,107
Accumulated other comprehensive loss	(1,321)	(1,199)
Retained earnings	9,496	7,887

Total Costco stockholders’ equity	14,486	12,799
Noncontrolling interests	334	304

Total equity	14,820	13,103

TOTAL LIABILITIES AND EQUITY	$43,752	$40,830